EXHIBIT 99.1
                                                                    ------------


NEWS                                                          BOSTON
FOR IMMEDIATE RELEASE                                       SCIENTIFIC

                                                   BOSTON SCIENTIFIC CORPORATION
                                                   ONE BOSTON SCIENTIFIC PLACE
                                                   NATICK, MA 01760-1537

                                                   508.650.8000

                                                   www.bostonscientific.com



                           BOSTON SCIENTIFIC ANNOUNCES
                              FIRST QUARTER RESULTS

   COMPANY ALSO RELEASES PRELIMINARY INFORMATION ON U.S. TAXUS SALES IN APRIL

Natick, MA (April 20, 2004) -- Boston Scientific Corporation (NYSE: BSX) today announced financial results for its first quarter ended March 31, 2004, as well as preliminary information related to U.S. sales of its TAXUS(TM) Express(2)(TM) paclitaxel-eluting coronary stent systems in April.

Net sales for the first quarter were $1.082 billion as compared to $807 million for the first quarter of 2003, an increase of 34 percent. Excluding the favorable impact of $58 million of foreign currency fluctuations, net sales were $1.024 billion, an increase of 27 percent.

Reported net income for the quarter increased 100 percent to $194 million, or $0.23 per share (diluted), as compared to $97 million, or $0.11 per share, in the first quarter of 2003. Net income for the prior year included net special charges of $20 million, or $0.03 per share.

The Company received approval from the U.S. Food and Drug Administration on March 4th to market its TAXUS system in the United States, and it recorded its first commercial sale on March 8th. Net sales of its TAXUS system in the United States for the first quarter were $98 million. Worldwide net sales of all coronary stent systems during the first quarter were $284 million, of which $216 million were TAXUS systems.

Preliminary net U.S. sales of TAXUS systems from Thursday, April 1st through Monday, April 19th (13 selling days) were approximately $93 million. The Company said it was shipping to approximately 1,100 accounts at the end of this period.

The Company estimates its share of the U.S. drug-eluting stent market -- as of April 19th -- to be approximately 70 percent, on a reorder basis.

The Company estimates the adoption rate for drug-eluting stents in the United States - as of April 19th - to be approximately 70 percent. The adoption rate represents the number of drug-eluting stents placed as a percentage of total stents placed.

"This quarter saw the achievement of a major milestone for Boston Scientific with the successful launch of TAXUS in the U.S.," said Jim Tobin, President and Chief Executive Officer of Boston

Scientific. "Our rollout continues to proceed smoothly - with unconstrained supply - and we continue to receive positive feedback from physicians on the performance of this revolutionary technology. The successful launch of TAXUS helped drive us to our first billion-dollar quarter, which was marked by double-digit growth across all our businesses and regions."

Boston Scientific officials will be discussing these and other issues with analysts on a conference call at 9:00 a.m. (ET) Tuesday, April 20. The Company will webcast the call to all interested parties through its website www.bostonscientific.com. Please see the website for details on how to access the webcast. The webcast will be archived and available for one year on the Boston Scientific website.

Boston Scientific is a world-wide developer, manufacturer and marketer of medical devices whose products are used in a broad range of interventional medical specialties. For more information, please visit:
www.bostonscientific.com.

The Company discloses non-GAAP or pro forma financial information that excludes certain items. Non-GAAP financial information may exclude such items as charges related to purchased in-process research and development and certain litigation. Management uses this financial information to establish operational goals, and believes that non-GAAP financial information may assist investors in analyzing the underlying trends in the Company's business over time. Investors should consider this non-GAAP financial information in addition to, not as a substitute for, or as superior to, financial information prepared in accordance with GAAP.

This press release contains forward-looking statements. The Company wishes to caution the reader of this press release that actual results may differ from those discussed in the forward-looking statements and may be adversely affected by, among other things, risks associated with new product development and introduction, clinical trials, regulatory approvals, competitive offerings, intellectual property, litigation, the Company's overall business strategy, and other factors described in the Company's filings with the Securities and Exchange Commission.

                                         CONTACT: Milan Kofol
                                                  508-650-8569
                                                  Investor Relations
                                                  Boston Scientific Corporation

                                                  Paul Donovan
                                                  508-650-8541
                                                  Media Relations
                                                  Boston Scientific Corporation

BOSTON SCIENTIFIC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

                                                         Three Months Ended                 Three Months Ended
                                                           March 31, 2004                     March 31, 2004

In millions, except per share data                            Reported         Reported        Adjustments        Adjusted
---------------------------------------------------------------------------------------------------------------------------
Net sales                                                    $    1,082       $      807                        $      807
Cost of products sold                                               292              226                               226
                                                             -----------      ---------------------------------------------
Gross profit                                                        790              581                               581

Selling, general and administrative expenses                        348              271                               271
Amortization expense                                                 22               20                                20
Royalties                                                            22               12                                12
Research and development expenses                                   134              103                               103
Litigation-related charges                                                             7         $     (7)
Purchased research and development                                                    13              (13)
                                                             -----------      ---------------------------------------------
                                                                    526              426              (20)             406
                                                             -----------      ---------------------------------------------
Operating income                                                    264              155               20              175

Other income (expense):
Interest expense                                                    (11)             (11)                              (11)
Other, net                                                            2               (4)                               (4)
                                                             -----------      ---------------------------------------------

Income before income taxes                                          255              140               20              160
Income taxes                                                         61               43                                43
                                                             -----------      ---------------------------------------------

Net income                                                   $      194       $       97         $     20       $      117
                                                             ===========      =============================================

Net income per common share - assuming dilution              $     0.23       $     0.11                        $     0.14
                                                             ===========      ===========                       ===========

Weighted average shares outstanding - assuming dilution           855.2            844.0                             844.0
                                                             ===========      ===========                       ===========

BOSTON SCIENTIFIC CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
                                                       March 31,    December 31,
In millions                                              2004           2003
-------------------------------------------------------------------------------

Assets
Current assets:
Cash, cash equivalents and short-term investments     $      691     $      752
Trade accounts receivable, net                               675            542
Inventories                                                  302            281
Other current assets                                         321            305
                                                      ----------     ----------
Total current assets                                       1,989          1,880

Property, plant and equipment, net                           787            744
Intangibles, net                                           2,465          2,461
Investments                                                  527            558
Other assets                                                  76             56
                                                      ----------     ----------
                                                      $    5,844     $    5,699
                                                      ==========     ==========

Liabilities and Stockholders' Equity
Current liabilities:
Borrowings due within one year                        $    1,064     $      553
Accounts payable and accrued expenses                        570            675
Other current liabilities                                    109            165
                                                      ----------     ----------
Total current liabilities                                  1,743          1,393

Long-term debt                                               611          1,172
Other long-term liabilities                                  271            272

Stockholders' equity                                       3,219          2,862
                                                      ----------     ----------
                                                      $    5,844     $    5,699
                                                      ==========     ==========

BOSTON SCIENTIFIC CORPORATION
WORLDWIDE SALES
REGIONAL SUMMARY
(Unaudited)


                                        WORLDWIDE TOTAL
                    -----------------------------------------------------------
                    Three Months Ended March 31,             Change
                    -----------------------------------------------------------
                                                   As Reported      At Constant
In millions             2004           2003      Currency Basis   Currency Basis
                    -----------    -----------    ------------     ------------

DOMESTIC            $       576    $       479             20%              20%

EUROPE                      235            145             62%              41%
JAPAN                       155            126             23%              12%
INTER-CONTINENTAL           116             57            104%              79%
                    -----------    -----------    ------------     ------------
INTERNATIONAL               506            328             54%              37%
                    -----------    -----------    ------------     ------------
WORLDWIDE           $     1,082    $       807             34%              27%
                    ===========    ===========    ============     ============

BOSTON SCIENTIFIC CORPORATION
WORLDWIDE SALES
DIVISIONAL SUMMARY
(Unaudited)


                                        WORLDWIDE TOTAL
                    -----------------------------------------------------------
                    Three Months Ended March 31,             Change
                    -----------------------------------------------------------
                                                   As Reported      At Constant
In millions             2004           2003      Currency Basis   Currency Basis
                    -----------    -----------    ------------     ------------

Cardiovascular      $       723    $       502             44%              36%
Electrophysiology            32             27             19%              11%
Neurovascular                64             51             25%              18%
                    -----------    -----------    ------------     ------------
CARDIOVASCULAR              819            580             41%              33%

Oncology                     46             38             21%              14%
Endoscopy                   158            138             14%              10%
Urology                      59             51             16%              12%
                    -----------    -----------    ------------     ------------
ENDOSURGERY                 263            227             16%              11%
                    -----------    -----------    ------------     ------------
WORLDWIDE           $     1,082    $       807             34%              27%
                    ===========    ===========    ============     ============